Exhibit 10.26

EXECUTION DOCUMENT

Various, Inc.

445 Sherman Avenue

Palo Alto, CA 94306

September 21, 2007

Hinok Media Inc. (the “Consultant”)

116 El Nido

Portola Valley CA, 94028

Attn: Chief Executive Officer

Re:

Independent Contractor Agreement (the “Agreement”)

Dear Andrew:

This Independent Contractor Agreement (“Agreement”) sets forth the terms pursuant to which Consultant will provide consulting services to Various, Inc. (“Company”) and its Affiliates.  Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in that certain Stock Purchase Agreement, dated as of the date hereof,  by and among Company, Andrew B. Conru (the “Founder”) and Lars Mapstead (the “SPA”) and the other parties thereto.

1.

Premises.  Consultant has agreed to provide certain consulting services to Company and its Affiliates pursuant to the terms of this Agreement.

2.

Term and termination.  This Agreement’s term (“Term”) shall start on the Closing Date and continue for a period of one (1) year, and thereafter will automatically renew for one month periods until either party provides thirty (30) days prior written notice of their desire to terminate this Agreement.  The Company may terminate this Agreement at any time by giving written notice to the Consultant that its consulting services are no longer required. Company understands and agrees that Consultant’s consulting services are non-exclusive to Company, and that Consultant may provide consulting and other services to other persons or entities, provided, that this Agreement shall not abridge or limit the non-competition and other obligations of the Founder set forth in the SPA and the other Transaction Agreements.

3.

Services.

a.

Nature.  Consultant will provide the following services to the Company (collectively, the “Services”).  Consultant will upon Company’s request review strategic business plans, tactical marketing budgets, allocations of marketing spend among channels, and within channels, individual partners, development plans for new product offerings and will consult with the Company on other executive-level matters of a non-administrative nature.  For clarity, Services shall not include general office administration, human resources and similar ministerial matters.

EXECUTION DOCUMENT

b.

Time commitment.  During the Term, Consultant will devote sufficient time to the Services to perform them to the standards set forth in Section 3(c).

c.

Performance standards.  Consultant will provide all Services using commercially reasonable efforts.  The Company reserves the absolute right in its sole discretion to approve or reject any and all of Consultant’s recommendations, programs, strategies, cross-promotional opportunities and proposals, and portions thereof, for any reason or for no reason.  The Company is entitled to use or not use Consultant’s work product created in connection with the Services, in whole or in part, and all such work product shall be deemed as of its creation the exclusive intellectual property and confidential information of the Company.  Consultant agrees to execute all work made for hire, assignment and other documents prepared by Company at its sole expense and take necessary steps at the Company’s request to confirm and effect the intent and purpose of this Agreement.  Consultant shall abide by the applicable and relevant policies set forth in the Company’s Employee Manual (e.g., anti-sexual harassment, anti-discrimination) generally applicable to Company employees.

d.

Work product deliverables.  Upon the Company’s request from time to time, Consultant shall deliver to the Company in a reasonably usable form and format its work product resulting from the rendering of Services.

4.

Independent contractor status.  During the Term, Consultant shall be deemed for all purposes an independent contractor and not an employee, agent, joint venturer or partner of the Company.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and Consultant or any of its principals, employees, representatives or agents.  The Company is not obligated to extend health insurance, life insurance, disability, other employee benefits or other perquisites customarily provided to its own employees.  Consultant shall not at any time act or hold itself out to the public or the trade as an agent or employee of the Company.  For tax purposes, Consultant shall as the Company deems necessary receive a Form 1099 or other appropriate tax-related documents for its services as a consultant, and Consultant shall be responsible for its own taxes associated with its performance of the Services and receipt of payments pursuant to this Agreement.  Consultant acknowledges that Company may withhold taxes from payments to Consultant unless Consultant’s tax identification number is provided to Company.

5.

Compensation; expense reimbursement; invoicing; timesheets; etc.

a.

Compensation.  Company shall compensate Consultant for its Services at the rate of $9,615.38 twice per month, payments made on or about the 15th and last day of each calendar month during the Term.

b.

Reimbursement of business expenses.  Consultant’s reasonable expenses incurred directly on behalf of the Company while providing the Services will be reimbursed by the Company within thirty (30) days of receipt from Consultant’s

EXECUTION DOCUMENT

request accompanied by sufficient back-up documentation.  Consultant agrees to use the Company’s standard reimbursement forms and procedure for such purpose.  Consultant shall send its expense reimbursement requests to the Company to the physical mailing address above or to the Company’s Controller at fmatasavage@pmgi.com, or to another address specified by the Company from time to time for such purpose.

6.

Geographic location.  Consultant may render the Services from one or more locations of Consultant’s choosing. Consultant shall bear its own costs for securing or maintaining appropriate workspace.

7.

Intellectual property.  All inventions, trade secrets, works of authorship and other intellectual property created by Consultant in part or in whole during and in connection with its engagement as a consultant with the Company, using Company resources and related to the actual or communicated prospective businesses or interests of the Company, shall be owned exclusively by the Company.  Consultant agrees to execute and deliver promptly, at the Company’s sole expense, necessary assignments and other documents requested by the Company to confirm the Company’s ownership of such intellectual property.  Consultant hereby waives any and all moral rights it may have in such intellectual property.  Consultant agrees that any inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information, conceived, discovered, made or developed by Consultant, solely or jointly with others, after termination of this Agreement that are based solely on the Company’s trade secrets or confidential information shall belong to the Company and Consultant hereby assigns any and all rights in such items to the Company.  Upon the Company’s request, Consultant promptly will disclose to the Company all material inventions, trade secrets, works of authorship and other intellectual property created by Consultant resulting from the Services.  For sake of clarification, the Company shall not own and shall have no rights to Consultant’s likeness or use of Consultant’s likeness arising under this Agreement, which likeness shall be exclusively owned by Consultant.

8.

Confidential information.

a.

Consultant will have access to “confidential information” of and about the Company (and the Company’s Affiliates, which shall be deemed included in references to “Company” for purposes of this Section 8) and its business.  Consultant agrees that except in communications with its advisors, accountants, and attorneys or if necessary for valid Company business reasons, government inquiry, tax reasons, or due to legal reasons or subpoena or equivalent, it will not at any time use for its own benefit, or directly or indirectly, divulge or communicate to any person, firm, corporation or entity, any confidential information concerning the Company and its business, which was disclosed to or acquired by Consultant at any time during or prior to the Term, except upon direct written authority of Marc Bell, Dan Staton, the Company’s Chief Operating Officer, or the Company’s General Counsel.  Consultant specifically agrees that all confidential information matters affecting or relating to the Company’s business obtained by Consultant during its independent contractor relationship is deemed to be included within the terms of this paragraph and may constitute important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its goodwill.  Without limiting the foregoing, “confidential information” as used herein, means information which

EXECUTION DOCUMENT

includes, but is not limited to, the names, buying habits or practices of any of the Company’s customers; marketing methods and related data; the names of any vendors or suppliers; costs of materials; the prices the Company obtains or has obtained or at which it sells or has sold its products or services; sales costs; lists or other written records used in the Company’s business; operational, marketing and fundraising strategies; production techniques; production and programming strategies; compensation paid to employees and other terms of employment, merchandising or sales techniques; contracts and licenses; business systems; computer programs; actual or prospective corporate transactions; or any other confidential information of, about, or concerning the business of the Company, its manner of operation, or other confidential data of any kind.

b.

Consultant covenants and agrees that it will not (i) use such confidential information, membership lists, records, or systems except in furtherance of the Company’s interests and its rendering of the Services; or (ii) disclose to third persons or entities such confidential information who are not bound by confidentiality agreements for the benefit of the Company or for reasons other than in furtherance of the Company’s interests.

c.

Information that (i) has been or is later received from a source independent of the Company who is not known to Consultant to be bound by a confidentiality agreement or other legal or fiduciary obligation of confidentiality or (ii) is or becomes generally known to the public other than by reason of Consultant’s breach of these confidentiality undertakings, shall as of the occurrence of such circumstance no longer be subject to the use and disclosure restrictions contained in this Agreement.

d.

If Consultant’s disclosure of confidential information is required by a subpoena then Consultant shall (i) promptly notify the Company in writing of such requirement (unless such notification violates the order of a governmental body or is otherwise prohibited by law); (ii) cooperate with the Company in efforts to obtain a protective order or other appropriate remedy to protect confidential information against unauthorized use or disclosure, at the Company’s request and expense; and (iii) not in any event disclose more confidential information than required.

e.

If the Company so requests, Consultant promptly shall return to the Company or destroy, or irretrievably delete, as specified by the Company, any and all of the Company’s confidential information, and documents which contain such information, together with all copies, extracts, notes or summaries thereof, unless such information is needed by Consultant for valid Company business reasons, tax reasons, or for use in pending or potential litigation, and then only for such time.

9.

Termination or expiration.  Upon expiration or termination of this Agreement for any reason, Consultant will surrender to the Company all property, security credentials and other items issued to Consultant by the Company in connection with its rendering of the Services.  The following provisions of this Agreement shall survive its expiration or termination:  Section 5 (as to payment and reimbursement), Section 7, Sections 8(a) through 8(d) (but such Sections only for a period of five (5) years after such termination or expiration), Section 8(e) and Sections 9-16.  This Agreement will terminate upon the death of Founder, in which case Consultant will have no further obligations to Company to render the Services.

EXECUTION DOCUMENT

10.

Personal services.  Consultant understands and agrees that the Company has entered into this Agreement because Consultant, by the Founder, will furnish its personal services, and that Consultant, by the Founder, is personally qualified to render the Services on behalf of Consultant.  Consultant will cause the Founder to comply with the terms and conditions of the Agreement.  Accordingly, Consultant agrees that Founder will render the Services on behalf of Consultant, and that Consultant will not assign or delegate the responsibility of providing such Services to the Company pursuant to this Agreement.  Consultant may not otherwise assign, delegate or transfer its obligations under this Agreement.  The Company may assign or otherwise transfer this Agreement to its Affiliates, subsidiaries or other successors to all or substantially all assets of the Company.  Any purported assignment, transfer or delegation in violation of this provision shall be void.  Should Consultant be unable to perform the Services due to the disability or other incapacitation of Founder, Consultant shall provide written notice to the Company immediately and such inability to perform in whole or in part, and the death of Founder, shall not act as a basis for any remedy or claim for damages against Consultant or Founder nor shall it in any manner act as a breach of this Agreement or the SPA or any other agreements between the Company and Consultant and/or Founder.  Should Consultant be unable to perform the Services in whole or in part due to the Founder’s disability or other incapacitation, the Company may terminate this Agreement immediately upon written notice to Consultant, without any further obligations, monetary or otherwise, by Consultant to Company.

11.

Notices.  Any notice which a party hereto is required to give or may desire to give in connection with this Agreement shall be in writing and delivered by hand and deemed given upon receipt; by an overnight delivery service recognized in the U.S. and deemed given two (2) days after due deposit therewith; or by telecopy and deemed given upon recipient’s confirmation of receipt, addressed as follows (or to other coordinates a recipient party has specified in writing by giving notice thereof):

If to Consultant: Hinok Media Inc. 116 El Nido Portola Valley CA, 94028 Attn: Chief Executive Officer
If to the Company: c/o Penthouse Media Group Inc. 6800 Broken Sound Parkway NW, Suite 100 Boca Raton, FL 33487 Attention: General Counsel Tel: (561) 912-7000 Fax: (561) 912-1747

EXECUTION DOCUMENT

12.

Severability/savings.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.  However, before severing any such illegal provision, such court may modify it to the extent necessary to render it enforceable at law or in equity.

13.

Choice of law; choice of forum.

(a)

If there shall be any dispute, controversy or claim (“Dispute”) between any of the parties hereto arising out of, relating to or connected with this Agreement and the other Transaction Agreements, any party (the “Claimant”) shall refer the Dispute to arbitration by one (1) or, at the request of any party, three (3) arbitrators, to be administered by JAMS pursuant to the then-existing Comprehensive Arbitration Rules and Procedures.  Each arbitrator appointed under this Section shall be qualified by education and experience in the subject matter of the submitted dispute and shall be a retired federal or state judge licensed to practice with at least 15 years in experience.  Arbitration under this Section 13 shall be the exclusive means for a party to seek resolution of any Dispute, provided, however, that any party may file a claim in any court having jurisdiction over the subject matter and parties for a provisional or injunctive remedy in connection with an arbitrable controversy, if the award which such party seeks might be rendered ineffectual without such provisional or injunctive relief.

(b)

The seat of arbitration shall be San Francisco, California.

(c)

In arriving at their decision(s), the arbitrators shall apply the terms and conditions of this Agreement in accordance with the laws of the State of California.

(d)

The arbitrators are empowered to render the following awards in accordance with any provision of this Agreement or any related agreement:  (i) enjoining a party from performing any act prohibited, or compelling a party to perform any act required, by the terms of this Agreement and any order entered pursuant to this Agreement or deemed necessary by the arbitrators to resolve Disputes or any order; and (ii) ordering such other legal or equitable relief, including any provisional legal or equitable relief, or specifying such procedures as the arbitrators deem appropriate, to resolve any Dispute submitted for arbitration.  Monetary awards shall include interest from the date of breach or other violation of this Agreement to the date when the award is paid in full.

(e)

The arbitral panel shall issue a written explanation of the reasons for any award.  The award of the arbitral tribunal will be the sole and exclusive remedy between the parties regarding any and all claims and counterclaims with respect to the subject matter of the arbitrated Dispute.  An award rendered in connection with an arbitration pursuant to this section shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.  With respect to any order or award issued by the arbitrators, the parties expressly agree and consent (i) to the bringing of an action by one party against the other in the federal courts of California to enforce and confirm such order or award; (ii) that such order or award shall be conclusive proof of the validity of the determination(s) of the arbitrator(s) underlying such order or award; and (iii) that any federal court sitting in California may enter judgment upon and enforce such order or award, whether pursuant to the Federal Arbitration Act or otherwise.

EXECUTION DOCUMENT

(f)

To the extent permitted by law, each party hereto irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

14.

Warranty Disclaimer and Limitation of Liability.

A.

Notwithstanding anything to the contrary in this Agreement, THE SERVICES ARE PROVIDED “AS-IS” AND CONSULTANT MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, CONCERNING THE SERVICES.  THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD-PARTY PROPRIETARY RIGHTS ARE EXPRESSLY DISCLAIMED.

B.

Consultant shall not be liable, in contract, tort (including negligence), or otherwise, for incidental, consequential, indirect, special, or punitive damages of any kind, or for the loss of revenue or profits, loss of business, loss of information or data, or other financial loss, arising out of or in connection with the use, inability to use, reliance upon, accuracy, performance, or failure of the Services, even if Consultant has been advised of the possibility of such damages and regardless of whether such damages were foreseeable; provided that the foregoing limitation shall not apply to damages arising from Consultant’s or Founder’s gross negligence or willful misconduct.

15.

Indemnity.  The Company agrees to indemnify and hold Consultant and Founder (collectively, the “Consultant Parties”) harmless against all costs, charges and expenses whatsoever incurred or sustained by the Consultant Parties in connection with any claim, action, suit or proceeding to which he may be made a party or have asserted against him by reason of his being or having been a consultant for the Company or having acted or being claimed to have acted on behalf of the Company in such capacity, to the fullest extent permitted by the laws of the State of California, provided and to the extent that Consultant acted in good faith, in a manner Consultant reasonably believed to be in the best interests of the Company and Consultant had reasonable cause to believe such conduct was lawful or no reasonable cause to believe such conduct was unlawful and not violative of third person or entity rights.  The Company shall have the right to select the counsel of its choice to represent the Consultant Parties for response to any such matters, including but not limited to any litigation of any type related to them, and further shall have the right make all decisions about the defense and/or resolution of any such matters.  The Consultant Parties shall be obligated to notify the Company as soon as the Consultant Parties receive any notice of any claims of any type to which this indemnification may apply, and to cooperate fully with the Company Parties in response to and defense of the same.  The Consultant Parties shall not settle or admit wrongdoing without the Company’s prior written consent.  Any failure by the Consultant Parties to do so shall relieve the Company of its indemnification obligations hereunder if such failure materially harms the ability of the Company to respond to and/or defend against any such matters.

EXECUTION DOCUMENT

16.

General provisions.  Except as provided expressly herein, this Agreement represents the entire agreement among the parties, and no changes, alterations or deviation shall be recognized as valid unless such changes, alterations or deviations have been embodied in a new and superseding written agreement signed by all parties.  Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to the relationship among the parties have been made by any party, or anyone acting on behalf or any party, which are not embodied herein and that no other agreement, statement or promise regarding performance of services not contained in this Agreement shall be valid or binding regarding the subject matter of this Agreement.  This Agreement cannot be amended other than by a written instrument executed by all parties.  This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Failure by a party to insist on performance by any other party of any term or obligation of this Agreement shall not be construed as a waiver of that party’s right to demand such performance at a later time.  Captions and headings in this Agreement are for convenience and do not alter the terms of this Agreement in any way.

If Consultant agrees with the foregoing provisions, kindly so indicate by signing, dating and initialing this Agreement in the appropriate spaces and returning it to us.

[SIGNATURE PAGE FOLLOWS]

AGREED AND ACCEPTED CONSULTANT /s/ Andrew B. Conru By: Its: Date: September 20, 2007	Very truly yours, COMPANY /s/ Rob Brackett By: Rob Brackett Its: President Date: September 20, 2007

[Signature Page to Independent Contractor Agreement]